EXHIBIT 99.1

FIRSTBANK NW CORP.                                    CONTACT:   Larry K. Moxley
1300 16th Avenue                                                 Exec. VP & CFO
CLARKSTON, WA  99403                                             (509) 295-5100

NEWS RELEASE
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                        FIRSTBANK NW CORP. TO REPURCHASE
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                      AN ADDITIONAL 5% OF ITS COMMON SHARES
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CLARKSTON, WA - November 21, 2003 - FirstBank NW Corp. (Nasdaq: FBNW), the
holding company for FirstBank Northwest, today announced that its Board of Directors authorized the repurchase of up to 5% of its common stock, or approximately 146,432. The new program will begin following the completion of the October 17, 2002 program, in which 62,982 shares remain available to repurchase. Shares will be repurchased from time to time in the open market depending on market conditions and the capital requirements of FirstBank NW Corp.

"The repurchase is consistent with the board's ongoing capital management plan," said Clyde E. Conklin, President and Chief Executive Officer. "We evaluate all options on a regular basis in order to assure we are consistent with our operating plan and our shareholders' interests. Stock repurchases are recognized as excellent vehicles to enhance trading liquidity and stock value. We anticipate repurchases within this authorization to be managed over the next fiscal year as our operating plan is executed." This repurchase program is the first since the completion of the merger of FirstBank NW Corp. with Oregon Trail Financial Corp. announced on October 31, 2003. Since July 1998, FirstBank NW Corp. has completed repurchases totaling 686,828 shares.

In addition, on October 23, 2003, a cash dividend of $.15 per share was reported for shareholders of record on November 20, 2003, to be paid on December 5, 2003.

FirstBank NW Corp. is the parent of FirstBank Northwest. Founded in 1920, FirstBank Northwest is based in Clarkston, Washington and operates seventeen branch locations in northern Idaho, eastern Washington, and eastern Oregon. FirstBank Northwest is known as the local community bank, offering its customers highly personalized service in the many communities it serves. FBNW shares closed at $29.80 per share yesterday.

   Statements concerning future performance, developments or events, concerning expectations regarding expansion opportunities, technology efficiencies, new products and services, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties including interest rate fluctuations, regional economic conditions, competitive factors, and government and regulatory actions that might cause actual results to differ materially from stated expectations.


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